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                   RESTATED AMENDMENT TO EMPLOYMENT AGREEMENT

         This Restated Amendment to Employment Agreement is made and entered into this 20th day of April 1999, but effective as of April 20, 1998, by and between American Film Technologies, Inc., a Delaware corporation (the "Company"), and Gerald M. Wetzler, an individual ("Executive").

         WHEREAS, the Company and Executive entered into an Employment Agreement as of January 1, 1996 (the "Agreement"); and

         WHEREAS, the Board of Directors and Executive agreed to amend the Agreement, specifically Section 14 to change the form of the payment to be made to Executive if the Agreement is terminated pursuant to any of a breach of the Agreement by the Company, a dismissal of Executive without cause or in the event of a change of control of the Company as such change of control is defined therein,

         WHEREAS, the Agreement was amended effective April 20, 1998 but such amendment failed to include provisions relating to the change in the form of payment if termination occured because of a breach or wrongful dismissal and the Company and Executive desire to correct such amendment by this Restated Amendment,

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions set forth herein, the parties hereto agree as follows:

         1. Section 14(c)(i) and 14(c)(ii) of the Agreement are hereby deleted in their entirety, and in lieu thereof the following Section 14(c) is adopted effective as of the effective date of the original Amendment:

        "(c) Additional Compensation. In the event the Agreement is terminated pursuant to any of Sections 12(a), (b) or (e) and as a complete settlement and payment of any and all claims to compensation that Executive may have against the Company arising from such termination of employment, the Company shall issue to Executive a non-interest bearing convertible senior secured promissory note in the amount of $750,000 (the "Note") not later than five (5) days after such termination. The Note shall (i) be for a term of two years from the date of termination of the Agreement, (ii) be convertible into common stock of the Company at the conversion rate of $.03 per share and (iii) contain all the same or similar terms and conditions as contained in the Company's Senior Secured Convertible Promissory Notes issued to investors pursuant to the resolutions of the Board of Directors approving the issuance of up to $2,000,000 of such notes."

         2. In all other respects, the Agreement and all other terms and conditions thereof are hereby ratified and affirmed.

     IN WITNESS WHEREOF, this Restated Amendment to Employment Agreement is executed as of the day first above written.



                                      AMERICAN FILM TECHNOLOGIES, INC.

                                      By: /s/ Gerald M. Wetzler
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                                      Name: GERALD M. WETZLER
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                                      Title: CHAIRMAN & CEO
                                         ---------------------------------------

                                      /s/ Gerald M. Wetzler
                                         ---------------------------------------